UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ARADIGM CORPORATION

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ARADIGM CORPORATION
3929 Point Eden Way
Hayward, California, 94545

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 20, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Aradigm Corporation, a California corporation (“Aradigm”). The meeting will be held on Wednesday, June 20, 2007, at 9:00 a.m. local time at Aradigm’s offices for the following purposes:

1. To elect five directors to hold office until the next annual meeting of shareholders and until their successors are elected.

2. To approve an amendment to the Aradigm Corporation 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,600,000 shares.

3. To ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as Aradigm’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 26, 2007. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

-s- Dr. Igor Gonda

Dr. Igor Gonda
President and Chief Executive Officer

Hayward, California
May 1, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ARADIGM CORPORATION
3929 Point Eden Way
Hayward, California, 94545

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Aradigm Corporation is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about May 4, 2007 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on April 26, 2007 will be entitled to vote at the annual meeting. On this record date, there were 53,999,817 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on April 26, 2007 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 26, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of five directors;

•	Approval of an amendment to our 2005 Equity Incentive Plan to increase the number of shares of our common stock authorized for issuance under the plan by 1,600,000 shares; and

•	Ratification of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees for director or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Aradigm. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 26, 2007. However, you may be able to cumulate your votes for Proposal 1, the election of directors, if at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. Under cumulative voting, you have five votes for each share of common stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all five nominees for director, “For” the amendment to our 2005 Equity Incentive Plan and “For” the ratification of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Georgeson Shareholder Communications, Inc. (“Georgeson”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson, if retained, would be paid its customary fee, estimated to be $8,500 plus out-of-pocket expenses, if it solicits proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 3929 Point Eden Way, Hayward, California, 94545.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 4, 2008, to our Secretary at 3929 Point Eden Way, Hayward, California, 94545. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on April 21, 2008 and no earlier than the close of business on March 22, 2008. You are also advised to review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•	For the election of directors, the five nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal 2 (approval of an amendment to our 2005 Equity Incentive Plan to increase the number of shares of our common stock authorized for issuance under the plan by 1,600,000 shares) and Proposal 3 (ratifying the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007) must receive “For” votes from the holders of a majority of shares present either in person or by proxy and entitled to vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 53,999,817 shares of common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of five directors. There are five nominees for director this year. Each director to be elected will hold office until the next annual meeting and until his successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below, except for Dr. Siebert, who joined the Board in November 2006, is currently a member of our Board who was previously elected by the shareholders. Dr. Siebert was recommended for election to the Board by Frank Barker, the chair of the Nominating and Corporate Governance Committee. It is our policy to invite nominees to attend the annual meeting and to encourage attendance at meetings at which substantial shareholder attendance is expected. One of the nominees for election as a director at the 2006 Annual Meeting of Shareholders attended the 2006 Annual Meeting of Shareholders.

The five candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director and their ages as of March 30, 2007.

Name	Age	Principal Occupation/Position Held With Us

Frank H. Barker	76	Director
Igor Gonda	59	President, Chief Executive Officer and Director
Stephen O. Jaeger	62	Chairman of eBT International, Inc. and Director
John M. Siebert	67	Chairman and Chief Executive Officer of CyDex, Inc.
Virgil D. Thompson	67	President and Chief Executive Officer of Angstrom Pharmaceuticals, Chairman and Director

Frank H. Barker has been a director since May 1999. From January 1980 to January 1994, Mr. Barker served as a company group chairman of Johnson & Johnson, Inc., a diversified health care company, and was Corporate Vice President from January 1989 to January 1996. Mr. Barker retired from Johnson & Johnson, Inc. in January 1996. Mr. Barker holds a B.A. in Business Administration from Rollins College, Winter Park, Florida. Mr. Barker is a director of Jenex Corporation, a Canadian medical devices company.

Igor Gonda, Ph.D. has served as our President and Chief Executive Officer since August 2006, and as a director since September 2001. From December 2001 to August 2006, Dr. Gonda was the Chief Executive Officer and Managing Director of Acrux Limited, a publicly traded specialty pharmaceutical company located in Melbourne, Australia. From July 2001 to December 2001, Dr. Gonda was our Chief Scientific Officer and, from October 1995 to July 2001, was our Vice President, Research and Development. From February 1992 to September 1995, Dr. Gonda was a Senior Scientist and Group Leader at Genentech, Inc. His key responsibilities at Genentech were the development of the inhalation delivery of rhDNase (Pulmozyme) for the treatment of cystic fibrosis and non-parenteral methods of delivery of biologics. Prior to that, Dr. Gonda held academic positions at the University of Aston in Birmingham, United Kingdom, and the University of Sydney, Australia. Dr. Gonda holds a B.Sc. in Chemistry and a Ph.D. in Physical Chemistry from Leeds University, United Kingdom. Dr. Gonda was the Chairman of our Scientific Advisory Board until August 2006.

Stephen O. Jaeger has been a director since March 2004. Mr. Jaeger was Chairman, President and Chief Executive Officer of eBT International, Inc. a privately held software products and services company, from 1999 to December 2005. Prior to joining eBT, Mr. Jaeger was the Executive Vice President and Chief Financial Officer of Clinical Communications Group, Inc., a provider of educational marketing services to the pharmaceutical and biotech industries, from 1997 to 1998. From 1995 to 1997, Mr. Jaeger served as Vice President, Chief Financial Officer and Treasurer of Applera Corp., formerly known as Perkin Elmer Corporation, an analytical instrument and systems company with a focus on life science and genetic discovery. Prior to 1995, Mr. Jaeger was Chief Financial Officer and a director of Houghton Mifflin Company and held various financial positions with BP, Weeks Petroleum Limited and Ernst & Young LLP. Mr. Jaeger holds a B.A. in Psychology from Fairfield University and an M.B.A. in Accounting from Rutgers University and is a Certified Public Accountant. Mr. Jaeger is the Chairman of the Board of Savient Pharmaceuticals Inc., a publicly traded specialty pharmaceutical company, and a director of Arlington Tankers, Ltd., a publicly traded shipping company. Mr. Jaeger is the Chairman of and the designated “audit committee financial expert” on our, Savient Pharmaceuticals’ and Arlington Tankers’ audit committees.

John M. Siebert, Ph.D. has been a director since November 2006. Since May 2003, Dr. Siebert has been the Chairman and Chief Executive Officer of CyDex, Inc., a privately held specialty pharmaceutical company. From September 1995 to April 2003, he was President and Chief Executive Officer of CIMA Labs Inc., a publicly traded drug delivery company, and from July 1995 to September 1995 he was President and Chief Operating Officer of CIMA Labs. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs at Dey Laboratories, Inc., a privately held pharmaceutical company. From 1988 to 1992, he worked at Bayer Corporation. Prior to that, Dr. Siebert was employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co. and The Procter & Gamble Company. Dr Siebert holds a B.S. in Chemistry from Illinois Benedictine University, an M.S. in Organic Chemistry from Wichita State University and a Ph.D. in Organic Chemistry from the University of Missouri.

Virgil D. Thompson has been a director since June 1995 and has been Chairman of the Board since January 2005. Since November 2002, Mr. Thompson has been President and Chief Executive Officer of Angstrom Pharmaceuticals, Inc., a privately held pharmaceutical company. From September 2000 to November 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a privately held biotechnology company. From May 1999 until September 2000, Mr. Thompson was the President, Chief Operating Officer and a director of Savient Pharmaceuticals, a publicly traded specialty pharmaceutical company. From January 1996 to April 1999, Mr. Thompson was the President and Chief Executive Officer and a director of Cytel Corporation, a publicly traded biopharmaceutical company that was subsequently acquired by IDM Pharma, Inc. From 1994 to 1996, Mr. Thompson was President and Chief Executive Officer of Cibus Pharmaceuticals, Inc., a privately held drug delivery device company. From 1991 to 1993, Mr. Thompson was President of Syntex Laboratories, Inc., a U.S. subsidiary of Syntex Corporation, a publicly traded pharmaceutical company. Mr. Thompson holds a B.S. in Pharmacy from Kansas University and a J.D. from The George Washington University Law School. Mr. Thompson is a director of Questcor Pharmaceuticals, Inc., a publicly traded pharmaceutical company, and Savient Pharmaceuticals.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Independence of the Board of Directors

We have chosen to apply the listing standards of the Nasdaq Global Market (“Nasdaq”) in determining the independence of our directors. The Board consults with counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent registered public accounting firm, the Board affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Gonda, our President and Chief Operating Officer. In addition, each person who served as a director for any portion of 2006 was independent within the meaning of the applicable Nasdaq listing standards, except for Dr. Gonda, V. Bryan Lawlis, who was employed as our President and Chief Executive Officer until August 2006, and Richard Thompson, who was employed as our Chief Executive Officer until August 2004.

Meetings of the Board of Directors

The Board held fifteen meetings during the last fiscal year. Each of our current Board members attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively, except for Dr. Siebert, who joined our Board in November 2006.

In fiscal 2006 our independent directors met fifteen times in regularly scheduled executive sessions at which only independent directors were present. These meetings were chaired by Mr. V. Thompson, the Chairman of the Board. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Aradigm at 3929 Point Eden Way, Hayward, California, 94545.

Shareholder Communications with the Board of Directors

We have implemented a process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Aradigm at 3929 Point Eden Way, Hayward, California 94545. All communications will be compiled by our Secretary and submitted to the Board or the individual directors on a periodic basis. All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving us will be forwarded directly to the Audit Committee.

Code of Ethics

We have adopted the Aradigm Corporation Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.aradigm.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Information Regarding the Committees of our Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (formerly called the Nominating Committee). The following table provides membership information and meeting information for each of the Board committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

Frank H. Barker	X				X	*
Igor Gonda
Stephen Jaeger	X	*	X
John M. Siebert			X		X
Virgil D. Thompson	X		X	*	X
Total meetings in fiscal year 2006	6		8		2

*	Committee Chairperson

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of our independent registered public accounting firm; determines and approves the engagement of our independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K and our quarterly financial statements; and discusses with management and our independent registered public accounting firm the results of the annual audit. Currently, three directors comprise the Audit Committee: Messrs. Barker, Jaeger (chair) and V. Thompson. The Audit Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Mr. Jaeger qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”). The Board made a qualitative assessment of Mr. Jaeger’s level of knowledge and experience based on a number of factors, including his formal education and experience as a Chief Financial Officer for public reporting companies.

Compensation Committee

The Compensation Committee of the Board reviews and recommends to the Board the overall compensation strategy and policies for us. The Compensation Committee reviews and recommends to the Board corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and recommends to the Board the compensation and other terms of employment of our Chief Executive Officer; reviews and recommends to the Board for approval the compensation and other terms of employment of the other officers; and oversees the administration of our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Beginning this year, the Compensation Committee also began to review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in these proxy materials and other filings. Three directors currently comprise the Compensation Committee: Dr. Siebert and Messrs. Jaeger and V. Thompson (chair). All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board), recommending to the Board candidates for election and re-election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and its committees and monitoring compliance with the our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee met twice during the fiscal year. Currently, the Nominating and Corporate Governance Committee consists of three directors: Dr. Siebert and Messrs. Barker (chair) and V. Thompson. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

Any potential candidates for director nominees, including candidates recommended by shareholders, are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of shareholders. In conducting this assessment, the Committee considers such factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and

Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. The Committee also determines whether the nominee would be independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then compiles a list of potential candidates from suggestions it may receive, but may also engage, if it deems appropriate, a professional search firm to generate additional suggestions. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates as it deems appropriate. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. While the Committee and the Board have from time to time received and considered suggestions from shareholders for nominations to the Board, the Committee has received no suggestions for which disclosure is required in this proxy statement.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Committee will consider candidates recommended by shareholders in the same manner as it considers recommendations from other sources. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3929 Point Eden Way, Hayward, California 94545 at least 60 days prior to the anniversary date of the last annual meeting of shareholders. Submissions should include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record owner of our stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(*)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with our management. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with our independent registered public accounting firm the firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

From the members of the Audit Committee of Aradigm Corporation:

Frank H. Barker
Stephen Jaeger
Virgil D. Thompson

(*) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 2

APPROVAL OF 2005 EQUITY INCENTIVE PLAN, AS AMENDED

In March 2005, the Board adopted, and our shareholders subsequently approved, the Aradigm Corporation 2005 Equity Incentive Plan (the “2005 Plan”), an amended, restated and retitled version of the Aradigm Corporation 1996 Equity Incentive Plan. As of March 30, 2007, a total of 4,918,638 shares of our Common Stock have been authorized for issuance under the 2005 Plan.

As of March 30, 2007, stock awards (net of canceled or expired stock awards) covering an aggregate of 3,744,056 shares of our Common Stock had been granted under the 2005 Plan, and 1,174,582 remained available for future grant under the 2005 Plan. During the 2006 fiscal year, under the 2005 Plan, we granted to all current executive officers as a group options to purchase 1,244,000 shares at a exercise prices of $1.29 to $3.77 per share and we granted to Dr. Gonda a stock bonus award pursuant to which he may receive up to 100,000 shares. During the same period we granted to all employees and directors (excluding current executive officers) as a group options to purchase 1,254,000 shares at exercise prices of $1.02 to $3.77 per share and restricted stock bonus awards to receive up to 85,592 shares (net of canceled or expired awards).

In April 2007, the Board adopted an amendment to the 2005 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 2005 Plan by 1,600,000 shares to 6,518,638 shares. This amendment is intended to afford us greater flexibility in providing employees with stock incentives and ensures that we can continue to provide such incentives at levels determined appropriate by the Board.

The following summary description of the 2005 Plan, as amended, is qualified in its entirety by reference to the full text of the 2005 Plan that is attached as Appendix A to the proxy statement filed via EDGAR with the SEC, including all changes that this proposal would effect if approved by our shareholders at the annual meeting.

Shareholders are requested in this Proposal 2 to approve the amendment to the 2005 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the amendment to the 2005 Plan. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2005 Plan are outlined below:

General

The 2005 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock unit awards, stock appreciation rights and other forms of equity compensation (collectively, the “stock awards”). Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code.” Nonstatutory stock options granted under the 2005 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

We adopted the 2005 Plan to provide a means by which selected officers, directors, employees of and consultants to us and our affiliates could be given an opportunity to acquire an equity interest in Aradigm Corporation, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success. As of March 30, 2007, all of our approximately 49 employees, directors and consultants are eligible to participate in the 2005 Plan.

Administration

The Board administers the 2005 Plan. Subject to the provisions of the 2005 Plan, the Board has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the type of stock award to grant to such person, the number of shares of Common Stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards.

The Board is authorized to delegate administration of the 2005 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 2005 Plan to the Compensation Committee of the Board. As used herein with respect to the 2005 Plan, the “Board” refers to the Compensation Committee as well as to the Board itself. In the Board’s discretion, directors serving on the Compensation Committee will be “outside directors” within the meaning of Section 162(m) of the Code (“Section 162(m)”). See “Federal Income Tax Information” for a discussion of the application of Section 162(m).

The Board may also delegate to one or more of our officers the authority to designate officers and employees to be recipients of stock awards and the terms thereof and/or determine the number of shares of our Common Stock to be subject to the stock awards granted to such officers and employees, so long as the Board resolution delegating such authority specifies the total number of shares of Common Stock underlying stock awards that the officer may grant, the officer does not grant any stock awards to himself or herself and the Board does not delegate the authority to determine the fair market value on the date of grant of the Common Stock underlying the stock awards.

Eligibility

Incentive stock options may be granted under the 2005 Plan only to our employees (including officers) and our affiliates. Employees, non-employee Board members and consultants of us and our affiliates are eligible to receive all other types of stock awards under the 2005 Plan.

No incentive stock option may be granted under the 2005 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our total combined voting power or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2005 Plan and any of our other plans and those of our affiliates) may not exceed $100,000.

No employee may be granted stock awards under the 2005 Plan exercisable for more than 1,500,000 shares of Common Stock during any calendar year.

Stock Subject to the 2005 Plan

Subject to this Proposal, an aggregate of 6,518,638 shares of Common Stock are reserved for issuance under the 2005 Plan. This share reserve consists of the number of shares we estimate will be carried over from the 1996 Plan, including shares subject to outstanding options under such predecessor plan, plus the additional shares that are the subject of Proposal 2. If stock awards granted under the 2005 Plan expire or otherwise terminate without being exercised or if we reacquire shares of Common Stock pursuant to the terms of unvested stock awards, the shares of Common Stock not acquired pursuant to such stock awards again become available for issuance under the 2005 Plan (provided, however, that any shares of Common Stock reacquired pursuant to incentive stock option awards will again become available for reissuance only for awards other than incentive stock options). If any shares of Common Stock subject to a stock award are not delivered because such shares are withheld for payment of taxes or because such shares are tendered as consideration for the exercise price of a stock award, the shares of Common Stock not delivered pursuant to such stock awards again become available for issuance under the 2005 Plan; provided, however, that any shares of Common Stock not delivered pursuant to incentive stock option awards will again become available for reissuance only for awards other than incentive stock options.

Terms of Options

The following is a description of the permissible terms of options under the 2005 Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.  The exercise price of incentive stock options under the 2005 Plan may not be less than the fair market value of our Common Stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 2005 Plan may not be less than 100% of the fair market value of our Common Stock subject to the option on the date of the option grant. At March 30, 2007, the closing price of our Common Stock as quoted on the OTC Bulletin Board, an electronic quotation service for securities traded over-the-counter, was $1.22 per share.

Consideration.  The exercise price of options granted under the 2005 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) pursuant to a broker-assisted “same-day sale”, (ii) by delivery of other shares of our Common Stock, (iii) pursuant to a deferred payment arrangement or (iv) in any other form of legal consideration acceptable to the Board.

Restrictions on Repricing.  Under the terms of the 2005 Plan, the Board does not have the authority to reprice any outstanding stock awards under the 2005 Plan or cancel and re-grant any outstanding stock awards under the 2005 Plan, unless our shareholders have approved such an action within 12 months prior to such an event.

Vesting.  Options granted under the 2005 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Shares covered by currently outstanding options under the 2005 Plan typically vest at the rate of 25% per year during the optionee’s employment or services as a consultant or director. Shares covered by options granted in the future under the 2005 Plan may be subject to different vesting terms. The Board has the authority to accelerate the time during which an option may vest. In addition, options granted under the 2005 Plan may permit exercise prior to vesting. However, any unvested shares acquired under such an early exercise arrangement may be subject to repurchase by us or to any other restriction the Board determines to be appropriate. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant or by such other method as the Board determines to include in the stock award agreement.

Term.  The Board has the discretion to determine the term of an option. However, the maximum term of an incentive stock option granted under the 2005 Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum permitted term of such award is five years. Options under the 2005 Plan terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the Code), in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination, unless the option agreement provides otherwise; (ii) the participant dies before the participant’s service has terminated, or within a certain period after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution, unless the option agreement provides otherwise; or (iii) the option by its terms specifically provides otherwise. In no event, however, may an option be exercised beyond the expiration of its term.

A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer.  Unless specified otherwise by the Board or required by law, a participant in the 2005 Plan may not transfer a stock option other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. During the lifetime of the participant, only the participant may exercise a stock option. A participant may designate a beneficiary who may exercise an option following the participant’s death. Shares subject to repurchase by us pursuant to an early exercise arrangement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Purchase Awards and Stock Bonus Awards

Stock purchase awards and stock bonus awards may be granted under the 2005 Plan pursuant to stock purchase award agreements and stock bonus award agreements, respectively.

Purchase Price.  The purchase price for stock purchase awards must be at least the par value of our Common Stock.

Consideration.  The purchase price for stock purchase awards may be paid in cash, or, at the discretion of the Board, under a deferred payment or similar arrangement, by past services rendered to us or in any other form of legal consideration acceptable to the Board and permissible under applicable law. The Board may grant stock bonus awards in consideration for past services rendered to us or any other form of legal consideration acceptable to the Board and permissible under applicable law.

Vesting.  Shares of stock acquired under a stock purchase may, but need not, be subject to a repurchase right or option in our favor; and shares of stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule as determined by the Board. The Board has the authority to accelerate the vesting of stock acquired pursuant to a stock purchase or stock bonus award.

Termination of Service.  Upon termination of a participant’s service, we may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable stock purchase award or stock bonus award agreement.

Restrictions on Transfer.  Rights to acquire shares under a stock purchase or stock bonus award may be transferred only upon such terms and conditions as may be approved by the Board.

Terms of Stock Unit Awards

Stock unit awards may be granted under the 2005 Plan pursuant to stock unit award agreements.

Consideration.  The purchase price for stock unit awards may be paid in any form of legal consideration acceptable to the Board.

Settlement of Awards.  A stock unit award may be settled by the delivery of shares of our Common Stock, cash, in any combination of the two or in any other form of consideration, as determined by the Board.

Vesting.  At the time of the grant of a stock unit, the Board may impose such restrictions or conditions to the vesting of the stock unit as it, in its sole discretion, deems appropriate. Also, at the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the stock unit award after vesting. The Board has the authority to accelerate the vesting of stock unit awards as it deems appropriate.

Dividend Equivalents.  Dividend equivalent rights may be credited with respect to shares covered by a stock unit award, as determined by the Board. We do not anticipate paying cash dividends on our Common Stock for the foreseeable future.

Termination of Service.  Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2005 Plan pursuant to stock appreciation rights agreements.

Exercise.  Each stock appreciation right is denominated in shares of Common Stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value on the date of exercise of a number of Common Stock equivalents with respect to which the participant is exercising the stock appreciation right over (ii) the strike price on the date of grant, as determined by the Board.

Settlement of Awards.  The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, in shares of our Common Stock, in any combination of the two or in any other form of consideration determined by the Board.

Vesting.  The Board may impose such conditions and restrictions as to the vesting of stock appreciation rights as it deems appropriate. The Board has the authority to accelerate the vesting of stock appreciation rights as it deems appropriate.

Termination of Service.  Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Other Equity Awards

The Board may grant other equity awards based in whole or in part by reference to the value of our Common Stock. See the full text of the 2005 Plan, set forth in Appendix A to the Proxy Statement filed via EDGAR with the SEC, for more details. Subject to the provisions of the 2005 Plan, the Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of Common Stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Performance-Based Stock Awards

Under the 2005 Plan, a stock award may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All employees of and consultants to us and our affiliates and directors are eligible to receive performance-based stock awards under the 2005 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board. The maximum benefit to be received by any individual in any calendar year attributable to performance-based stock awards may not exceed the value of 500,000 shares of our Common Stock.

In granting a performance-based stock award, the Board will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Board will establish the performance goals, based upon one or more pre-established criteria (“performance criteria”) enumerated in the 2005 Plan and described below. As soon as administratively practicable following the end of the performance period, the Board will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2005 Plan shall be determined by the Board, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total shareholder return; (vi) return on equity; (vii) return on assets, investment or capital employed; (viii) operating margin; (ix) gross margin; (x) operating income; (xi) net income (before or after taxes); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) total shareholder return; (xxxi) shareholders’ equity; and (xxxii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

The Board is authorized to adjust or modify the calculation of a performance goal for a performance period in order to prevent the dilution or enlargement of the rights of participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Board’s assessment of our business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business we divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of our Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, the Board is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

Changes to Capital Structure

In the event any change is made to the outstanding shares of our Common Stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2005 Plan; (ii) the maximum number and/or class of securities issuable as incentive stock options under the 2005 Plan; (iii) the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights or performance-based awards per calendar year pursuant to the limitation under Section 162(m); and (iv) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2005 Plan.

Effect of Certain Corporate Events

In the event of our dissolution or liquidation, any stock award which remains unvested or subject to a right or repurchase shall terminate immediately prior to such liquidation or dissolution and the shares of Common Stock subject to such repurchase right may be repurchased by us notwithstanding that that the holder of such award is providing service to us. The Board may, in its discretion, cause some or all stock awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture before the liquidation or dissolution is completed, but contingent on its completion.

In the event of certain significant corporate transactions, all outstanding stock awards under the 2005 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such stock awards, then (i) with respect to any such stock awards that are held by individuals then performing services for us or our affiliates, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction; and (ii) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction.

A significant corporate transaction will be deemed to occur in the event of (i) a sale or all or substantially all of our consolidated assets and those of our subsidiaries, (ii) the sale of at least 90% of our outstanding securities, (iii) a merger or consolidation in which we are not the surviving corporation or (iv) a merger, consolidation or similar transaction in which we are the surviving corporation, but shares of our outstanding Common Stock are converted into other property by virtue of the transaction.

Following certain specified change in control transactions, the vesting and exercisability of specified stock awards will be accelerated only if specifically provided by a participant’s award agreement. The acceleration of a stock award in the event of certain significant corporate transactions or a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Duration, Termination and Amendment

The Board may suspend or terminate the 2005 Plan without shareholder approval or ratification at any time. Unless sooner terminated, the 2005 Plan will terminate on March 20, 2015.

The Board may amend the 2005 Plan at any time or from time to time. However, no amendment will be effective unless approved by our shareholders if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the 2005 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the 2005 Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the 2005 Plan for shareholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the 2005 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options.  Incentive stock options granted under the 2005 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may give rise to or increase alternative minimum tax liability for the participant.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses.  There generally are no tax consequences to the participant or us by reason of the grant of these awards. Upon acquisition of the stock under any of these awards, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock under Section 83(b) of the Code. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Unit Awards.  No taxable income is generally recognized upon receipt of a stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. We and the participant will be required to satisfy certain tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant. Section 409A of the Code may apply to the grant of a stock unit award if the award permits the participant to defer receipt of the stock after vesting, unless a deferral election and certain other requirements are met.

Stock Appreciation Rights.  No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) and the satisfaction of a reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Potential Limitation on Company Deductions.  Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by shareholders.

Stock purchase awards, stock units and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount — or formula used to calculate the amount — payable upon attainment of the performance goal). The Company intends to comply with these regulations with respect to performance-based compensation that it may award.

New Plan Benefits

Since benefits under the 2005 Plan will depend on the individuals selected at the discretion of the Board and/or the Compensation Committee to receive awards, the number of shares to be awarded and the fair market value of our common stock at various future dates, it is not possible at this time to determine the benefits that will be received under the 2005 Plan by all eligible employees, officers, directors or consultants.

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2006. Information is included for the equity compensation plans approved by our stockholders. There are no equity compensation plans not approved by our stockholders.

Common Stock
Available for
Future Issuance
	Common Stock to			Under Equity
	be Issued Upon		Weighted-Average	Compensation
	Exercise of		Exercise Price of	Plans (Excluding
	Outstanding Options		Outstanding Options	Securities Reflected
	and Rights		and Rights	in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by our stockholders	3,163,981	(1)(2)	$8.90	1,734,849	(3)
Equity compensation plans not approved by our stockholders	—		—	—

(1)	Issuable pursuant to our 1996 Equity Incentive Plan, the 1996 Non-Employee Directors’ Plan and the 2005 Equity Incentive Plan.

(2)	Includes 100,000 shares that we agreed to grant Dr. Gonda, our President and Chief Executive Officer, in two 50,000 share tranches, to be earned based on achievement of minimum share price appreciation objectives after each of the first two years from his employment start date of August 10, 2006.

(3)	Includes 340,847 shares reserved under our Employee Stock Purchase Plan (See Note 6 to the financial statements included in our annual report).

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of an independent registered public accounting firm for ratification by our shareholders at the annual meeting. Prior to the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm in April 2007, Ernst & Young LLP had audited our financial statements, since 1995. Representatives of Odenberg, Ullakko, Muranishi & Co. LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Odenberg, Ullakko, Muranishi & Co. LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Aradigm.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2006 and December 31, 2005, by Ernst & Young LLP, our independent registered public accounting firm for each of those years. All services described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	December 31,
	2006	2005
	(In thousands)

Audit Fees(1)	$505	$377
Audit-related Fees(2)	—	30
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$505	$407

(1)	Audit fees represent fees for professional services related to the performance of the audit of our annual financial statements, review of our quarterly financial statements and consents on SEC filings.

(2)	Audit-related fees in 2005 relate to preparing for the implementation and internal control documentation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves audit services, audit-related services and non-audit services provided by our independent registered public accounting firm, Odenberg, Ullakko, Muranishi & Co. LLP, and will not approve services that the Audit Committee determines are outside the bounds of applicable laws and regulations. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services, other than audit services, by Odenberg, Ullakko, Muranishi & Co. LLP is compatible with maintaining the principal accountant’s independence.

Change in Independent Registered Public Accounting Firm

Effective as of April 12, 2007, the Audit Committee dismissed Ernst & Young LLP as our independent registered public accounting firm. On the same date, the Audit Committee engaged Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The audit reports of Ernst & Young LLP on our financial statements for the fiscal years ended December 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with Ernst & Young LLP’s audits for the fiscal years ended December 31, 2005 and 2006, and in the subsequent interim period through April 12, 2007, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of such disagreements in connection with its reports. In addition no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during our fiscal years ended December 31, 2005 and 2006, and in the subsequent interim period through April 12, 2007. Ernst & Young LLP’s letter to the Securities and Exchange Commission stating its agreement with the statements in this paragraph is filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2007.

During our two most recent fiscal years, and in the subsequent interim period through April 12, 2007, neither we nor anyone on our behalf has consulted with Odenberg, Ullakko, Muranishi & Co. LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided by Odenberg, Ullakko, Muranishi & Co. LLP that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (provided below); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership Common
	Number of	Percent of
Beneficial Owner	Shares	Total (%)

Wellington Management Company LLP(2)	6,441,400	11.9
75 State Street Boston, MA 02109
RA Capital Management, LLC(3)	6,444,010	11.9
111 Huntington Avenue, Suite 610 Boston, MA 02199
Kevin C. Tang(4)	6,262,500	11.6
4401 Eastgate Mall San Diego, CA 92121
Highbridge International LLC(5)	4,330,000	8.0
c/o Harmonic Fund Services The Cayman Corporate Centre, 4th Floor 27 Hospital Road Grand Cayman, Cayman Islands, B.W.I.
Deerfield Capital, L.P.(6)	3,303,100	6.1
780 3rd Avenue, 37th Floor New York, NY 10017
Igor Gonda(7)	80,626	*
Thomas C. Chesterman(8)	174,312	*
Babatunde A. Otulana(9)	216,704	*
Virgil D. Thompson(10)	79,900	*
Frank H. Barker(11)	46,043	*
Stephen O. Jaeger(12)	24,000	*
John M. Siebert(13)	19,000	*
V. Bryan Lawlis(14)	43,869	*
Stephen J. Farr(15)	10,470	*
All executive officers and directors as a group (7 persons)(16)	640,585	1.2

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 53,999,817 shares of common stock outstanding on April 15, 2007, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each person on this table is c/o Aradigm Corporation, 3929 Point Eden Way, Hayward, California, 94545.

(2)	Based upon information contained in a Schedule 13G as filed with the Securities and Exchange Commission (“SEC”) on February 12, 2007 and a letter to us dated March 16, 2007, Wellington Management Company LLP (“Wellington”), in its capacity as investment adviser, may be deemed to beneficially own 6,441,400 shares of the Issuer which are held of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known by Wellington to have such right or power with respect to more than five percent of our securities. Wellington disclaims beneficial ownership and any pecuniary interest in these shares.

(3)	Based upon information contained in a Schedule 13G Amendment No. 1 filed with the SEC on March 28, 2007, Mr. Richard H. Aldrich and Mr. Peter Kolchinsky (together, the “Managers”) are the managers of RA Capital Management, LLC (“Capital”), which is the sole general partner of RA Capital Biotech Fund, L.P. (the “Fund”). In the aggregate, the Reporting Persons beneficially own 6,444,010 shares of common stock (the “RA Shares”). Each Reporting Person beneficially own the RA Shares. The Fund has the power to vote and dispose of the shares beneficially owned by it (as described above). Capital, as the sole general partner of the Fund, has the sole authority to vote and dispose of the RA Shares. The Manager, by virtue of his position as manager of Capital, has the shared authority to vote and dispose of all of the RA Shares.

(4)	Based upon information contained in a Schedule 13G filed with the SEC on February 2, 2007, Kevin C. Tang may be deemed to beneficially own 6,262,500 shares of our common stock, which includes 5,310,000 shares owned of record by Tang Capital Partners, for which Tang Capital Management, of which Mr. Tang is manager, serves as general partner. Mr. Tang shares voting and dispositive power over such shares with Tang Capital Management and Tang Capital Partners. With respect to the remaining 952,500 shares that Mr. Tang may be deemed to beneficially own, Mr. Tang has shared dispositive power and no voting power over 210,000 shares and sole voting and dispositive power over 742,500 shares. Mr. Tang disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(5)	Based upon information contained in a Schedule 13G filed with the SEC on February 1, 2007, each reporting person therein may be deemed the beneficial owner of 4,330,000 shares of common stock owned by Highbridge International LLC. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge International LLC and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any reporting person as to beneficial ownership of shares of common stock owned by another reporting person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of common stock owned by Highbridge International LLC.

(6)	Based upon information contained in a Schedule 13G filed with the SEC on February 2, 2007, and information provided directly to us, Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund International Limited and James E. Flynn share voting and dispositive power over the 3,303,100 shares reflected as beneficially owned.

(7)	Includes 31,000 shares of common stock subject to options exercisable within 60 days of April 15, 2007.

(8)	Includes 153,372 shares of common stock subject to options and 570 shares of common stock subject to outstanding warrants that are each exercisable within 60 days of April 15, 2007.

(9)	Includes 208,685 shares of common stock subject to options exercisable within 60 days of April 15, 2007.

(10)	Includes 76,000 shares of common stock subject to options exercisable within 60 days of April 15, 2007.

(11)	Includes 46,043 shares of common stock subject to options exercisable within 60 days of April 15, 2007.

(12)	Includes 24,000 shares of common stock subject to options exercisable within 60 days of April 15, 2007.

(13)	Includes 15,000 shares of common stock subject to options exercisable within 60 days of April 15, 2007.

(14)	Includes 32,857 shares of common stock subject to options and 1,709 shares of common stock subject to outstanding warrants that are each exercisable within 60 days of April 15, 2007. Dr. Lawlis ceased serving as our President and Chief Executive Officer as of August 10, 2006.

(15)	Dr. Farr ceased serving as an executive officer on June 16, 2006.

(16)	See footnotes (7) through (13) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, other than one late Form 4 filing, covering one transaction, for each of Dr. Seibert and Dr. Lawlis.

COMPENSATION

The policies of the Compensation Committee, or the Committee, with respect to the compensation of executive officers, including the Chief Executive Officer, or CEO, are designed to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee recommends executive compensation packages to our board of directors that are based on a mix of salary, bonus and equity awards. Although the Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, our executives’ compensation packages have more recently reflected an increased focus on performance and equity-based compensation, as we believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. We believe that performance and equity-based compensation are the most important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Overall, we seek to provide total compensation packages that are competitive in terms of total potential value to our executives, and that are tailored to the unique characteristics of our company in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our shareholders. We intend to be competitive with other similarly situated companies in our industry.

Benchmarking of Cash and Equity Compensation

The Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the life sciences industry. In early 2006 the Committee commissioned a study conducted by an outside consulting firm that specializes in executive compensation. This study reviewed the cash and equity compensation practices of 19 publicly held companies in the life sciences industry. These companies were chosen for inclusion in the study based on certain business characteristics similar to ours, including revenues, stage of development, employee headcount and market capitalization. In addition to benchmarking studies, the Committee has historically taken into account input from other sources, including input from other independent members of the board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

The Committee intends to retain the services of third-party executive compensation specialists from time to time, as the Committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

Compensation Components

Base Salary.  Generally, we believe that executive base salaries should be set near the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies. We believe that maintaining base salary amounts at or near the industry median minimizes competitive disadvantage while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals. Base salaries are generally reviewed annually, and the Committee and board will seek to adjust base salary amounts to realign such salaries with median market levels after taking into account individual responsibilities, performance and experience.

For 2006, the average increase in the salaries of the executive officers, including the CEO, from 2005 salaries was 4%. For 2007, base salaries for executives will not be increased from their 2006 levels.

Annual Executive Bonus Plan.  In addition to base salaries, we believe that performance-based cash bonuses play an important role in providing incentives to our executives to achieve defined annual corporate goals. Near the beginning of each year, the board, upon the recommendation of the Committee and subject to any applicable employment agreement, determines a target bonus amount for each executive. The target percentages are set at levels that, upon achievement of 100% of the target percentage, are likely to result in bonus payments that the Committee believes to be at or near the median for target bonus amounts for comparable companies and that, upon achievement beyond target, can result in bonuses of up to 150% of that amount. The Committee then reviews a detailed set of overall corporate performance goals prepared by management that are intended to apply to the executives’ bonus awards and, with some distinctions, to the bonus awards for all of our other employees. The Committee then works with management to develop final corporate performance goals that are set at a level the Committee believes management can reasonably achieve with hard work over the next year.

At the end of each year, the board, upon the recommendation of the Committee, determines the level of achievement for each corporate goal and awards credit for the achievement of goals as a percentage of the target bonus. Final determinations as to bonus levels are then based on the achievement of these corporate goals, which are the same for all executives, as well as our assessment as to the overall success of our company and the development of our business. Actual bonuses are paid to the executives at the end of each fiscal year and may be above or below target bonus levels, at the discretion of the board. Bonus payments under our annual bonus plan are contingent on continued employment with the company at the end of the year.

In March 2006, the board, upon recommendation of the Committee, established target bonus awards (as a percentage of base salary) of 50% for Dr. V. Bryan Lawlis, our former CEO, and 40% for Mr. Chesterman, Dr. Otulana, Dr. Stephen J. Farr, our former Senior Vice President and Chief Scientific Officer, and Mr. Bobba Venkatadri, our former Senior Vice President of Operations. Upon Dr. Gonda’s appointment as our CEO in August 2006, pursuant to the terms of his employment offer letter, the board set his target bonus at 33% of his prorated 2006 salary. In 2006, the corporate goals identified by the Committee and the board included meeting various objectives relating generally to the development and progression of existing product candidates and collaborations, establishing new collaborative arrangements, developing our supply chain and successfully securing funding and managing expense levels.

In December 2006, the Committee and board determined that applicable corporate performance goals that were achieved in 2006 merited a bonus award of 79% of the target bonus award for executive officers. However, based on the overall development of our business in 2006, the Committee and board decided to apply a discretionary discount and awarded the executive officers reduced bonuses of $22,364 to Dr. Gonda, $48,202 to Mr. Chesterman and $45,352 to Dr. Otulana. The bonus awards were 20%, 16% and 16% of the 2006 salary paid to Dr. Gonda, Mr. Chesterman and Dr. Otulana, respectively. The board also indicated to management that it would consider awarding additional discretionary bonuses to the executive officers upon successful completion of our follow-on public offering. In February 2007, the board, upon recommendation of the Committee, approved one-time discretionary bonuses for our executives in the following amounts: $50,000 for Dr. Gonda and $78,000 for each of Mr. Chesterman and Dr. Otulana. Dr. Gonda’s bonus award is based on the prorated salary for the portion of 2006 during which Dr. Gonda served as our CEO. Drs. Lawlis and Farr and Mr. Venkatadri did not receive 2006 bonuses as they were not serving as officers at the end of 2006.

In February 2007, the board, upon recommendation of the Committee, established 2007 target bonus awards (as a percentage of base salary) of 50% for Dr. Gonda and 40% for Mr. Chesterman and Dr. Otulana. 2007 bonus awards will again be capped at 150% of the target award, based on maximum goal achievement. The board, upon recommendation of the Committee, also approved performance goals with respect to bonuses under the 2007 Executive Bonus Plan. In 2007, half of the executives’ bonus awards will be earned based on the achievement of specified corporate performance goals, including meeting various objectives relating generally to the development and progression of existing product candidates and collaborations, establishing new programs and collaborative arrangements and managing expense levels. The remaining half of the executives’ bonus awards will be earned based on our common stock achieving specified price targets by the end of the year. If our common stock closes at between $1.19 and $1.42 per share (equal to approximately 125% and 150% of the offering price in our recently completed follow-on public offering), each executive officer will earn his target bonus with respect to that portion of the bonus, and if our common stock closes at or above $1.43 per share (equal to approximately 150% of the offering price in our recently completed follow-on public offering), each executive officer will earn 150% of his target bonus with respect to that portion of the bonus. Actual bonus payments under the 2007 Executive Bonus Plan will be paid at the end of the year and may be above or below the target bonus levels, at the discretion of the board and the Committee.

Equity Awards.  We believe that providing a significant portion of our executives’ total compensation package in stock options and other equity awards aligns the incentives of our executives with the interests of our shareholders and with our long-term success. The Committee and board develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. This judgment is based in part on information provided by benchmarking studies.

We grant equity awards through our 2005 Equity Incentive Plan, which was adopted by our board and shareholders to permit the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards to our officers, directors, scientific advisory board members, employees and consultants. All of our employees, directors, scientific advisory board members and consultants are eligible to participate in the 2005 Equity Incentive Plan. The material terms of the 2005 Equity Incentive Plan are further described in note 6 to our financial statements included elsewhere in this Annual Report.

In March 2006, we issued to Dr. Lawlis, Mr. Chesterman, Dr. Otulana, Dr. Farr and Mr. Venkatadri options to purchase up to 150,000, 80,000, 60,000, 60,000 and 40,000 shares of our common stock, respectively. In June 2006, we issued to each of Mr. Chesterman and Dr. Otulana an option to purchase up to 300,000 shares of our common stock. Upon Dr. Gonda’s appointment as our CEO in August 2006, we granted to Dr. Gonda an option to purchase up to 500,000 shares of our common stock. All options we granted have an exercise price equal to the fair market of our common stock on the date of grant.

In addition, in October 2006, as provided in Dr. Gonda’s employment offer letter, we agreed to pay to Dr. Gonda a stock bonus of up to 100,000 shares of our common stock to be earned based on our common stock price reaching certain price targets after each of the first two years of his employment as more fully described below in the section entitled “2006 Grants of Plan-based Awards.” We believe this award structure is consistent with our approach of providing significant equity-based compensation to our executives in order to align our executives’ interests with those of our shareholders.

For 2007, the Committee has yet to consider whether to grant additional equity awards to our executives.

Severance Benefits.  We have adopted an Executive Officer Severance Plan and have entered into change of control agreements with each of our executive officers, the terms of which are more described below in the section entitled “Potential Payments Upon Termination or Change in Control.” We believe these severance and change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Other Compensation.  All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

The following table sets forth information regarding compensation earned in 2006 by our CEO, our Chief Financial Officer, our Chief Medical Officer, our former CEO and two other former executive officers who would have been among the five most highly compensated executives if they had been employed at the end of the fiscal year (these individuals are collectively referred to as our “named executive officers”):

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards(1)	Compensation(2)	Compensation	Total
	Year	($)	($)	($)	($)	($)	($)	($)

Igor Gonda, Ph.D.(3)	2006	113,230	100,000	20,340	68,942	22,363	50,966	375,841
President and Chief Executive Officer
Thomas C. Chesterman	2006	305,076	—	—	202,471	48,202	28,596	584,291
Senior Vice President and Chief Financial Officer
Babatunde A. Otulana, M.D.	2006	287,038	—	—	183,319	45,352	22,980	538,689
Senior Vice President of Development and Chief Medical Officer
Former Executive Officers
V. Bryan Lawlis, Jr., Ph.D.(4)	2006	274,139	—	—	259,936	—	452,393	986,468
Former President and Chief Executive Officer
Stephen J. Farr, Ph.D.(5)	2006	210,000	—	—	163,357	—	167,456	540,813
Former Senior Vice President and Chief Scientific Officer
Bobba Venkatadri(6)	2006	260,089	—	—	141,237	—	379,339	780,665
Former Senior Vice President of Operations

(1)	The method of and assumptions used to calculate the value of the options granted to our named executive officers is discussed in note 1 to our financial statements included elsewhere in this prospectus.

(2)	Each executive officer employed at the end of 2006 received a cash bonus for achievement of certain corporate and personal goals pursuant to our 2006 Executive Bonus Plan.

(3)	Dr. Gonda commenced his employment with us on August 10, 2006. Dr. Gonda’s bonus reflects a $100,000 signing bonus for accepting his offer of employment. Dr. Gonda also received a stock bonus award for up to 100,000 shares of our common stock. We valued Dr. Gonda’s stock bonus on a Monte-Carlo simulation due to the path-dependency of the award. The Company believes that the Monte-Carlo simulation provides a more precise estimate for the grant date fair value of a market-based equity award as the simulation allows for vesting throughout the vesting period In accordance with Securities and Exchange Commission regulations, the cost reflected in the table above only includes the portion of the award’s value that was amortized for 2006. Dr. Gonda’s compensation includes $21,000 in director fees and options expense of $2,485 that were both attributable to his services as a director prior to his appointment as our CEO in August 2006. Dr. Gonda has not received any additional compensation for his services as a director since he was appointed CEO in August 2006.

(4)	Dr. Lawlis ceased serving as our CEO on August 10, 2006.

(5)	Dr. Farr ceased serving as an executive officer on June 16, 2006.

(6)	Mr. Venkatadri ceased serving as an executive officer on September 15, 2006.

All Other Compensation in the summary compensation table above includes the following components:

					Life	401(k)	Employee
		Club	Health Care	Moving	Insurance	Matching	Stock	Director	Severance
		Memberships	Contribution	Allowance	Premiums	Contributions	Purchase	Fees	Benefits	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)	($)

Igor Gonda, Ph.D.	2006	350	3,386	23,304	595	2,331	—	21,000	—	50,966
Thomas C. Chesterman	2006	350	14,855	—	1,707	9,065	2,618	—	—	28,596
Babatunde A. Otulana, M.D.	2006	350	14,855	—	1,613	6,163	—	—	—	22,980
Former Executive Officers
V. Bryan Lawlis, Jr., Ph.D.	2006	—	6,585	—	1,172	7,000	—	—	437,636	452,393
Stephen J. Farr, Ph.D.	2006	300	7,427	—	872	4,643	—	—	154,214	167,456
Bobba Venkatadri	2006	300	7,230	—	1,184	5,344	—	—	365,281	379,339

2006 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards to our named executive officers in 2006:

							All Other
							Option		Grant
			Estimated Future				Awards:	Exercise	Date Fair
			Payouts Under Non-		Estimated Future		Number of	or Base	Value of
			Equity Incentive		Payouts Under Equity		Securities	Price of	Stock and
			Plan Awards(1)		Incentive Plan Awards(2)		Underlying	Option	Option
		Approval	Target	Maximum	Target	Maximum	Options	Awards	Awards(3)
Name	Grant Date	Date	($)	($)	(#)	(#)	(#)	($/sh)	($)

Igor Gonda, Ph.D.	5/18/2006	5/18/2006	—	—	—	—	4,000	1.52	3,996
	8/10/2006	8/8/2006	37,743	56,615	—	—	—	—	—
	8/10/2006	8/8/2006	—	—	—	—	500,000	1.87	621,500
	10/4/2006	10/4/2006	—	—	100,000	100,000	—	—	94,000
Thomas C. Chesterman	3/7/2006	3/2/2006	122,031	183,046	—	—	—	—	—
	3/7/2006	3/2/2006	—	—	—	—	80,000	3.77	198,032
	6/27/2006	6/27/2006	—	—	—	—	300,000	1.29	255,660
Babatunde A. Otulana, M.D.	3/7/2006	3/2/2006	114,815	172,223	—	—	—	—	—
	3/7/2006	3/2/2006	—	—	—	—	60,000	3.77	148,524
	6/8/2006	6/8/2006	—	—	—	—	300,000	1.70	334,650
Former Executive Officers
V. Bryan Lawlis, Jr., Ph.D.	3/7/2006	3/2/2006	157,500	236,250	—	—	—	—	—
	3/7/2006	3/2/2006	—	—	—	—	150,000	3.77	371,310
Stephen J. Farr, Ph.D.	3/7/2006	3/2/2006	119,524	179,286	—	—	—	—	—
	3/7/2006	3/2/2006	—	—	—	—	60,000	3.77	148,524
Bobba Venkatadri	3/7/2006	3/2/2006	112,692	169,038	—	—	—	—	—
	3/7/2006	3/2/2006	—	—	—	—	40,000	3.77	99,016

(1)	Reflects each executive officer’s participation in our 2006 Executive Bonus Plan. The amount of bonus actually paid under the plan is reflected in the summary compensation table above.

(2)	Reflects a stock bonus award for up to 100,000 shares of our common stock granted to Dr. Gonda. Dr. Gonda will earn half of the shares underlying his award if the average closing price of our common stock between June 9, 2007 and August 9, 2007 is 120% of the average closing price between June 9, 2006 and August 9, 2006 and he will earn the other half of the shares underlying his award if the average closing price of our common stock between June 9, 2008 and August 9, 2008 is 125% of the greater of (i) the average closing price between June 9, 2006 and August 9, 2006 or (ii) the average closing price between June 9, 2007 and August 9, 2007. In addition, if the average closing price of our common stock between June 9, 2008 and August 9, 2008 is 150% of the average closing price between June 9, 2006 and August 9, 2006, Dr. Gonda will be entitled to receive the full award of 100,000 share notwithstanding either of the first two price targets being achieved. If we undergo a change in control on or prior to August 9, 2008, Dr. Gonda, will earn the full 100,000 shares underlying the award if our shareholders receive consideration in the transaction that reflects at least a 15% return per annum from the average closing price of our common stock between June 9, 2006 and August 9, 2006. If we terminate

Dr. Gonda’s employment without cause between August 10, 2007 and August 9, 2008 and Dr. Gonda had previously received the first half of his bonus award, he will be entitled to receive the second half of the bonus award upon his termination. In no event will the value of the shares awarded to Dr. Gonda under the bonus award exceed $1,000,000.

(3)	The method of and assumptions used to calculate the value of options granted to our named executive officers is discussed in note 1 to our Financial Statements included elsewhere in this prospectus. We valued Dr. Gonda’s stock bonus on a Monte-Carlo simulation due to the path-dependency of the award. The Company believes that the Monte-Carlo simulation provides a more precise estimate for the grant date fair value of a market-based equity award as the simulation allows for vesting throughout the vesting period.

Outstanding Equity Awards At December 31, 2006

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006:

		Option Awards				Stock Awards
							Market or
						Number of	Payout Value
						Unearned	of Unearned
						Shares, Units	Shares, Units
						or Other	or Other
		Number of Securities		Option		Rights That	Rights That
		Underlying Unexercised Options		Exercise	Option	Have Not	Have Not
		Exercisable	Unexercisable	Price(1)	Expiration	Vested	Vested
Name		(#)	(#)	($)	Date	(#)	($)

Igor Gonda, Ph.D.	(2)	—	—	—	—	100,000	94,000
	(3)	—	500,000	1.87	08/10/2016	—	—
	(4)	2,000	2,000	1.52	05/18/2016	—	—
		4,000	—	5.30	05/19/2015	—	—
		4,000	—	5.30	05/20/2014	—	—
		2,000	—	5.30	05/13/2014	—	—
		4,000	—	6.50	05/15/2013	—	—
		4,000	—	4.75	02/19/2013	—	—
		2,000	—	17.25	05/21/2012	—	—
		4,000	—	17.15	05/17/2012	—	—
		3,000	—	24.10	02/11/2012	—	—
Thomas C. Chesterman	(5)	37,500	262,500	1.29	06/27/2016	—	—
	(6)	—	80,000	3.77	03/07/2016	—	—
	(6)	15,312	19,688	5.90	02/22/2015	—	—
	(6)	13,061	5,939	12.00	02/27/2014	—	—
	(5)	6,562	438	4.75	02/19/2013	—	—
		30,000	—	13.00	09/05/2012	—	—
Babatunde A. Otulana, M.D.	(5)	37,500	262,500	1.70	06/08/2016	—	—
	(6)	—	60,000	3.77	03/07/2016	—	—
	(6)	10,936	14,064	5.90	02/22/2015	—	—
	(6)	15,123	6,877	12.00	02/27/2014	—	—
	(5)	9,375	625	4.75	02/19/2013	—	—
		26,000	—	24.10	02/11/2012	—	—
		8,000	—	17.20	09/20/2011	—	—
		12,000	—	30.00	03/15/2011	—	—
		8,000	—	112.50	02/15/2010	—	—
		3,000	—	35.00	05/21/2009	—	—
		3,000	—	60.00	02/02/2009	—	—
		2,000	—	61.25	03/30/2008	—	—
		11,000	—	64.38	10/21/2007	—	—
V. Bryan Lawlis, Jr., Ph.D.		9,420	—	5.90	02/22/2015	—	—
		23,437	—	12.00	02/27/2014	—	—
Stephen J. Farr, Ph.D.		—	—	—	—	—	—
Bobba Venkatadri		—	—	—	—	—	—

(1)	Represents the fair market value of a share of our common stock on the grant date of the option.

(2)	The stock bonus award vests as described in the section above entitled “2006 Grants of Plan-based Awards.”

(3)	The option vests over four years with 1/4 of the shares of underlying common stock vesting on the first anniversary of the grant date and 1/48 of the shares of underlying common stock vesting each month thereafter.

(4)	The option vests over one year with 1/4 of the shares of underlying common stock vesting every three months from the grant date.

(5)	The option vests over four years with 1/16 of the shares of underlying common stock vesting every three months from the grant date.

(6)	The option vests over four years with 1/4 of the shares of underlying common stock vesting on the first anniversary of the grant date and 1/16 of the shares of underlying common stock vesting every three months thereafter.

2006 Option Exercises and Stock Vested

None of our named executive officers exercised options or had shares of stock vest in 2006.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if the Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following table and summary set forth potential payments payable to our current executive officers upon termination of employment or a change in control. The Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our executive officers assuming their employment was terminated on December 31, 2006:

				Termination Without
				Cause or
				Constructive
		Termination Without		Termination
		Cause Prior to a	Change in	Following a Change
		Change in Control	Control	in Control
Name	Benefit	($)	($)	($)

Igor Gonda, Ph.D.	Salary	320,000	—	640,000
	Bonus	114,032	—	228,064
	Option acceleration	—	—	562,180
	Stock bonus acceleration(1)	—	90,000	90,000
	Benefits continuation	12,539	—	25,078
	Career transition assistance	—	—	20,000
	Total value:	446,571	90,000	1,565,322
Thomas C. Chesterman	Salary	306,000	—	459,000
	Bonus	87,234	—	130,851
	Option acceleration	—	—	482,388
	Benefits continuation	18,906	—	28,360
	Career transition assistance	—	—	10,000
	Total value:	412,140	—	1,110,599
Babatunde A. Otulana, M.D.	Salary	289,000	—	433,500
	Bonus	82,388	—	123,582
	Option acceleration	—	—	497,583
	Benefits continuation	18,906	—	28,360
	Career transition assistance	—	—	10,000
	Total value:	390,294	—	1,093,025

(1)	The value of Dr. Gonda’s stock bonus is calculated using a value of $0.90 per share of common stock, which was the last reported closing sale price of our common stock prior to December 31, 2006. Dr. Gonda is only entitled to acceleration of his stock bonus upon a change in control if our shareholders receive consideration in the transaction that reflects at least a 15% return per annum from the average closing price of our common stock between June 9, 2006 and August 9, 2006.

Termination without cause prior to a change in control.  If any of our executives is terminated by us without cause prior to a change in control, upon executing a general release and waiver, such executive is entitled to receive (less applicable withholding taxes) in a lump sum payment or in installments, at our discretion:

•	an amount equal to such executive’s annual base salary;

•	an amount equal to such executive’s current target bonus multiplied by the average annual percentage achievement of corporate goals for the three complete fiscal years preceding the termination date; and

•	continuation of such executive’s health insurance benefits for 12 months.

In addition, if we terminate Dr. Gonda’s employment without cause between August 10, 2007 and August 9, 2008 and he received the initial 50,000 shares of his stock bonus award on August 9, 2007, he will be entitled to receive the remaining 50,000 unvested shares of his stock bonus award.

Termination without cause or constructive termination following a change in control.  If any of our executives is terminated by us without cause or constructively terminated (which includes a material reduction in title or duties, a material reduction in salary or benefits or a relocation of 50 miles or more) during the 18-month period following a change in control, upon executing a general release and waiver, such executive is entitled to receive (less applicable withholding taxes):

•	a lump sum payment equal to such executive’s annual base salary multiplied by two, in the case of Dr. Gonda, and one and one-half, in the case of Mr. Chesterman and Dr. Otulana;

•	a lump sum payment equal to such executive’s current target bonus multiplied by (i) the average annual percentage achievement of corporate goals for the three complete fiscal years preceding the termination date and (ii) two, in the case of Dr. Gonda, and one and one-half, in the case of Mr. Chesterman and Dr. Otulana;

•	continuation of such executive’s health insurance benefits for 24 months, in the case of Dr. Gonda, and 18 months, in the case of Mr. Chesterman and Dr. Otulana;

•	reimbursement of actual career transition assistance (outplacement services) incurred by such executive within six months of termination in an amount up to $20,000, in the case of Dr. Gonda, and $10,000, in the case of Mr. Chesterman and Dr. Otulana; and

•	acceleration of vesting of any stock options or restricted stock awards that remain unvested as of the date of such executive’s termination.

Compensation Committee Interlocks and Insider Participation

During the 2006 fiscal year, the Committee initially consisted of Messrs. Jaeger and V. Thompson and Dr. Gonda. Dr. Gonda had previously served as an officer from October 1995 until December 2001. Dr. Gonda stepped down from the Compensation Committee after his appointment as our CEO and was replaced by Mr. Barker. No interlocking relationship exists between our board or the Committee and the board of directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Non-Employee Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006:

	Fees
	Earned or
	Paid in	Option
	Cash	Awards(1)	Total
Name	($)	($)	($)

Frank H. Barker(2)	39,500	12,266	51,766
Igor Gonda(3)	21,000	2,485	23,485
Stephen O. Jaeger(4)	45,750	12,266	58,016
John Nehra(5)	8,500	5,626	14,126
Wayne Roe(6)	10,000	5,626	15,626
John M. Siebert(7)	4,810	3,165	7,975
Richard Thompson(8)	10,000	213,333	223,333
Virgil D. Thompson(9)	68,250	20,889	89,139

(1)	The method of and assumptions used to calculate the value of the options granted to our directors is discussed in note 1 to our financial statements included elsewhere in this prospectus.

(2)	Mr. Barker owns options to purchase up to 54,043 shares of our common stock as of December 31, 2006, of which 36,043 shares are vested as of December 31, 2006.

(3)	Represents compensation received by Dr. Gonda in 2006 for services as a director prior to his appointment as our CEO in August 2006. Dr. Gonda did not receive compensation for his services as a director after he was appointed as our CEO. Dr. Gonda owns options to purchase up to 551,809 shares of our common stock as of December 31, 2006, of which 49,809 shares are vested as of December 31, 2006.

(4)	Mr. Jaeger owns options to purchase up to 32,000 shares of our common stock as of December 31, 2006, of which 14,000 shares are vested as of December 31, 2006.

(5)	Mr. Nehra did not stand for re-election to our board of directors at the 2006 Annual Meeting of Shareholders. Mr. Nehra did not own any outstanding options as of December 31, 2006.

(6)	Mr. Roe did not stand for re-election to our board of directors at the 2006 Annual Meeting of Shareholders. Mr. Roe did not own any outstanding options as of December 31, 2006.

(7)	Dr. Siebert joined our board in November 2006. The fees paid to him represent a pro-rated portion of his retainer for the period during which he served as a director. Dr. Siebert owns options to purchase up to 30,000 shares of our common stock as of December 31, 2006, of which no shares are vested as of December 31, 2006.

(8)	Mr. R. Thompson did not stand for re-election to our board of directors at the 2006 Annual Meeting of Shareholders. Mr. R. Thompson’s option awards includes option expense related to the options that were granted when he previously served as our CEO. Mr. R. Thompson did not own any outstanding options as of December 31, 2006.

(9)	Mr. V. Thompson owns options to purchase up to 87,600 shares of our common stock as of December 31, 2006, of which 54,600 shares are vested as of December 31, 2006.

In 2007, the Chairman of the Board will receive an annual retainer of $50,000 and all other non-employee directors will receive an annual cash retainer of $30,000. Board members also receive additional annual retainers for serving on board committees. The additional annual retainer for the Chairman of the Audit Committee will be $15,000 and the additional annual retainer for all other members of the Audit Committee will be $5,000. The additional annual retainer for the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee will be $10,000 and the additional annual retainer for all other members will be $5,000. The board retainer covers six meetings in a year and, if exceeded, the Chairman of the Board will receive $1,500 for each additional meeting and the other board members will receive $1,000 for each additional meeting. If the number of meetings in a year for any given committee exceeds four, the chairman of the committee will receive $1,500 for each additional meeting and the other committee members will receive $1,000 for each additional meeting. Our directors are also entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend board meetings.

In addition to the cash compensation, each non-employee director will be granted an annual stock option award. Each non-employee director will automatically receive an option to purchase up to 30,000 shares of our common stock upon election to the board. The Chairman of the Board will be granted automatically an option to purchase up to 35,000 shares of our common stock upon re-election to the board and the other members of the board will be granted automatically an option to purchase up to 20,000 shares of our common stock upon re-election to the board.

Limitation of Liability of Officers and Directors and Indemnification

Our articles of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by California law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code. Pursuant to Section 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors’ duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

We have entered into indemnification agreements with certain officers, including each of our named executive officers, and each of our directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings to which such officer or director is or may be made a party by reason of such officer’s or director’s position as an officer, director or other agent of us, and otherwise to the full extent permitted under California law and our bylaws.

CERTAIN TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable Securities and Exchange Commission rules, other than compensation-related matters and waivers of our code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review such transactions on a case by case basis. Our policy is to require that all compensation-related matters be recommended for board approval by the Compensation Committee and that any waiver of our code of business conduct and ethics be reviewed and approved by the Nominating and Corporate Governance Committee and be reported under applicable SEC rules.

Transaction with Novo Nordisk

On July 3, 2006, we restructured our commercial relationship with Novo Nordisk relating to the development of the AERx iDMS program through an intellectual property assignment, a royalty prepayment and an eight-year promissory note with Novo Nordisk. The promissory note was secured by the royalty payments on any AERx iDMS sales by Novo Nordisk under the license with us. Novo Nordisk was a holder of more than 10% of our outstanding common stock and was treated as a related party at the time of the transaction. The key features of this restructuring included:

•	our transfer to Novo Nordisk of the ownership of 23 issued United States patents and their corresponding non-United States counterparts, if any, as well as related pending applications, in exchange for $12.0 million paid to us in cash. We retained exclusive, royalty-free control of these patents outside the field of glucose control and will continue to be entitled to royalties that will rise to an average of five percent or higher by the fifth year after commercialization with respect to any inhaled insulin products marketed or licensed by Novo Nordisk.

•	our receipt of a royalty prepayment of $8.0 million in exchange for a one percent reduction on our average royalty rate for the commercialized AERx iDMS product. As a result, we will receive royalty rates under our license agreement with Novo Nordisk that will commence at a minimum of 3.25% on launch, and that we estimate will average 5% over the life of the product.

•	our issuance of an eight-year promissory note to Novo Nordisk in connection with our receipt from Novo Nordisk of a loan in the principal amount of $7.5 million with interest accruing at 5% per year. The principal and accrued interest will be payable to Novo Nordisk in three equal payments of $3.5 million on July 2, 2012, July 1, 2013 and June 30, 2014, commencing in six years at a five percent annual interest rate. Our obligations under the note are secured by royalty payments upon any commercialization of the AERx iDMS product.

We and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. Both we and Novo Nordisk have access to any developments or improvements the other might make to the AERx delivery system, within their respective fields of use. In August 2006, Novo Nordisk announced that it had filed a lawsuit against Pfizer claiming that Exubera, an inhaled insulin product that Pfizer has been developing with Nektar Therapeutics, infringes a patent originally developed by us and now owned by Novo Nordisk with rights retained by us outside the field of glucose control. In December 2006, Novo Nordisk’s motion for a preliminary injunction in this case was denied. While the outcome of this lawsuit is highly uncertain, we are entitled to a portion of any proceeds, net of litigation costs, that may be received by Novo Nordisk from a favorable outcome.

Novo Nordisk now owns less than 5% of our outstanding common stock and is no longer considered a related party.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Aradigm Corporation, Corporate Secretary, 3929 Point Eden Way, Hayward, CA 94545 or contact our Corporate Secretary at (510) 265-9000. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

-s- Dr. Igor Gonda

Dr. Igor Gonda
President and Chief Executive Officer

May 1, 2007

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Aradigm Corporation, 3929 Point Eden Way, Hayward, CA 94545. Copies may also be obtained without charge through the SEC’s website at http://www.sec.gov.

Appendix A

ARADIGM CORPORATION

2005 Equity Incentive Plan

Adopted: March 21, 2005
Approved By Shareholders: May 19, 2005
Termination Date: March 20, 2015
Amended by Board (including to reflect January 2006 1-for-5 reverse stock split): March 30, 2006
Approved By Shareholders: May 18, 2006
Amended by Board: April 10, 2007

1.	General.

(a) Amendment and Restatement.  The Plan is a complete amendment and restatement of the Company’s 1996 Equity Incentive Plan that was previously adopted in April 1996 (as thereafter amended, the “Prior Plan”). All outstanding awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan. All Stock Awards granted on or after the effective date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(c) Available Stock Awards.  The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, (iv) Stock Bonus Awards, (v) Stock Appreciation Rights, (vi) Stock Unit Awards and (vii) Other Stock Awards.

(d) General Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(d) “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any material contract or agreement between the Participant and the Company or any statutory duty owed to the

Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination is for Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Aradigm Corporation, a California corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(p) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q) “Entity” means a corporation, partnership or other entity.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 14, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(w) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(z) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(aa) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(bb) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(cc) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ff) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total shareholder return; (vi) return on equity; (vii) return on assets, investment or capital employed; (viii) operating margin; (ix) gross margin; (x) operating income; (xi) net income (before or after taxes); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) total shareholder return; (xxxi) shareholders’ equity; and (xxxii) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(hh) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. The Board is authorized at any time in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Board’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, the Board is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

(ii) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Board may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award.

(jj) “Plan” means this Aradigm Corporation 2005 Equity Incentive Plan.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(nn) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Stock Award” means any right granted under the Plan, including an Option, a Stock Purchase Award, Stock Bonus Award, a Stock Appreciation Right, a Stock Unit Award or any Other Stock Award.

(pp) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(rr) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(tt) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(vv) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of a Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(xx) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3.	Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan shall be granted Stock Awards; (2) when and how each Stock Award shall be granted; (3) what type or combination of types of Stock Award shall be granted; (4) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 12.

(iv) To terminate or suspend the Plan as provided in Section 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(vi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer.  The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Stock Awards and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(t)(ii) above.

(e) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event.

4.	Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, six million five hundred eighteen thousand six hundred thirty-eight (6,518,638) shares of Common Stock (including shares underlying Stock Awards issued pursuant to the Prior Plan).

(b) Reversion of Shares to the Share Reserve.  Any shares of Common Stock subject to outstanding awards granted under the Prior Plan that would otherwise have reverted to the share reserve of the Prior Plan shall revert to and again become available for issuance under this Plan. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes, the number of shares that are not delivered to the Participant shall remain available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan. Notwithstanding anything to the contrary in this Section 4(b), subject to the provisions of Section 11(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be six million five hundred eighteen thousand six hundred thirty-eight (6,518,638) shares of Common Stock plus the amount of any increase in the number of shares that may be available for issuance pursuant to Stock Awards pursuant to Section 4(a).

(c) Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5.	Eligibility.

(a) Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Shareholders.  A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than five hundred thousand (500,000) shares of Common Stock during any calendar year.

(d) Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  The Board shall determine the term of an Option; provided, however, that subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date of grant.

(b) Exercise Price of an Incentive Stock Option.  Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option.  The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(d) Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i) by cash or check;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code and (ii) the treatment of the Option as a variable award for financial accounting purposes; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(e) Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii) Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.

(iii) Beneficiary Designation.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g) Termination of Continuous Service.  In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h) Extension of Termination Date.  An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability or upon a Change in Control) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k) Early Exercise.  The Option may include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	Provisions of Stock Awards other than Options.

(a) Stock Purchase Awards.  Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical, provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.  At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii) Consideration.  At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (A) in cash or by check at the time of purchase, (B) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant, (C) by past services rendered to the Company or (D) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(iii) Vesting.  Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the price paid for all shares of Common Stock so repurchased or reacquired by the Company may be at the lesser of: (A) the Fair Market Value on the relevant date, or (B) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase or reacquisition option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following the Participant’s purchase of the shares of stock acquired pursuant to the Stock Purchase Award unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v) Transferability.  Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.

(b) Stock Bonus Awards.  Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A Stock Bonus Award may be awarded in consideration for (A) past services actually rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.  Shares of Common Stock awarded under the Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv) Transferability.  Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

(c) Stock Unit Awards.  Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.  At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.  A Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Stock Unit Award Agreement.

(iv) Additional Restrictions.  At the time of the grant of a Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Stock Unit Award after the vesting of such Stock Unit Award.

(v) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(d) Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation.  Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii) Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(iii) Exercise.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(e) Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

8.  Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	Use of Proceeds from Sales of Common Stock.

Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	Miscellaneous.

(a) Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Shareholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; or (iii) by such other method as may be set forth in the Stock Award Agreement.

(g) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(h) Performance Stock Awards.  A Stock Award may be granted, may vest, or may be exercised based upon service conditions, upon the attainment during a Performance Period of certain Performance Goals, or both. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. The maximum benefit to be received by any individual in any calendar year attributable to Stock Awards described in this Section 10(h) shall not exceed the value of one hundred thousand (100,000) shares of Common Stock.

11.	Adjustments upon Changes in Common Stock; Corporate Transactions.

(a) Capitalization Adjustments.  If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the effective date of the Plan set forth in Section 14 without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Plan shall be appropriately adjusted in: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(b), (iii) the maximum number of securities that may be awarded to any person pursuant to Sections 5(c) and 10(h) and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award:

(i) Stock Awards May Be Assumed.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

(ii) Stock Awards Held by Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

12.	Amendment of the Plan and Stock Awards.

(a) Amendment of Plan.  Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable law.

(b) Shareholder Approval.  The Board, in its sole discretion, may submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant and (ii) such Participant consents in writing.

(e) Amendment of Stock Awards.  The Board, at any time and from time to time, may amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant and (ii) such Participant consents in writing.

13.	Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

14.	Effective Date of Plan.

This Plan (as an amendment and restatement of the Prior Plan) shall become effective on the date that the Plan is adopted by the Board, but no Stock Award shall be exercised (or, in the case of a Stock Purchase Award, Stock Bonus Award, Stock Unit Award, or Other Stock Award shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	Choice of Law.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

PROXY
ARADIGM CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 20, 2007
     The undersigned hereby appoints IGOR GONDA and THOMAS C. CHESTERMAN, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Aradigm Corporation that the undersigned may be entitled to vote at the 2007 Annual Meeting of Shareholders of Aradigm Corporation to be held at Aradigm Corporation’s offices located at 3929 Point Eden Way, Hayward, California on Wednesday, June 20, 2007 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
☑     Please mark votes as in this example.
MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE “FOR” PROPOSALS 2 AND 3.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

1.	To elect (01) Frank H. Barker, (02) Igor Gonda, (03) Stephen O. Jaeger, (04) John M. Siebert and (05) Virgil D. Thompson as directors to hold office until the next annual meeting of shareholders and until their successors are elected.	FOR ALL NOMINEES WITHHELD FROM ALL NOMINEES FOR ALL NOMINEES EXCEPT:			☐ ☐ ☐

2.	To approve an amendment to the Aradigm Corporation 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,600,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as Aradigm’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
     Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.
     Please sign exactly as your name appears hereon. If stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating that if signer is a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date: